Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--January 6, 2011--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable January 26, 2011 to stockholders of record on January 14, 2011.

Golden Enterprises, Inc.’s basic and diluted income per share for the thirteen weeks ended November 26, 2010 was $.05 compared to $.06 for the thirteen weeks ended November 27, 2009. Net sales for the quarter were $30,910,393 down 1.7% from the comparable period in fiscal 2010. The Company maintained healthy earnings in the second quarter, despite a more cautious grocery consumer.

For the twenty-six weeks ended November 26, 2010, total net sales were $62,866,477 down 1.8% compared to last year. The basic and diluted income per share was $.14 compared to $.15 last year.

As we begin the third quarter, we are aware of the challenges ahead as we see rising energy and commodity cost. However, we will continue to provide quality snacks for our consumers at a competitive price throughout our marketing area.

The following is a summary of net sales and income information for the thirteen weeks and twenty-six weeks ended November 26, 2010 and November 27, 2009.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 26,	November 27,	November 26,	November 27,
	2010	2009	2010	2009
Net sales	$30,910,393	$31,452,068	$62,866,477	$64,044,230

Income before income taxes	872,620	1,015,309	2,605,959	2,677,244
Income taxes	330,959	331,301	984,159	953,352
Net income	$541,661	$684,008	$1,621,800	$1,723,892

Basic and diluted income per share	$0.05	$0.06	$0.14	$0.15

Basic weighted shares outstanding	11,734,632	11,746,632	11,737,203	11,746,632

Diluted weighted shares outstanding	11,734,632	11,746,632	11,737,203	11,746,632

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132